Capital Southwest Corporation June 2023 Capital Southwest Corporation 8333 Douglas Avenue, Suite 1100 | Dallas, Texas 75225 | 214.238.5700 | capitalsouthwest.com Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated June 7, 2023 Relating to Preliminary Prospectus Supplement dated June 7, 2023 and Prospectus dated October 29, 2021 Registration No. 333-259455

Page 2 Important Notices • These materials and any presentation of which they form a part are neither an offer to sell, nor a solicitation of an offer to purchase, any securities of Capital Southwest. • These materials and the presentations of which they are a part, and the summaries contained herein, do not purport to be complete and no obligation to update or otherwise revise such information is being assumed. Nothing shall be relied upon as a promise or representation as to the future performance of Capital Southwest. Such information is qualified in its entirety by reference to the more detailed discussions contained elsewhere in Capital Southwest’s public filings with the Securities and Exchange Commission (the "SEC"). • There is no guarantee that any of the estimates, targets or projections illustrated in these materials and any presentation of which they form a part will be achieved. Any references herein to any of the Capital Southwest’s past or present investments or its past or present performance, have been provided for illustrative purposes only. It should not be assumed that these investments were or will be profitable or that any future investments by Capital Southwest will be profitable or will equal the performance of these investments. • The information contained herein has been derived from financial statements and other documents provided by the portfolio companies unless otherwise stated. • Past performance is not indicative of future results. In addition, there can be no assurance that unrealized investments will be realized at the expected multiples shown as actual realized returns will depend on, among other factors, future operating results of each of Capital Southwest’s current portfolio companies, the value of the assets and economic conditions at the time of disposition, any related transaction costs, and the timing and manner of sale, all of which may differ from the assumptions on which Capital Southwest’s expected returns are based. In many instances, Capital Southwest will not determine the timing or manner of sale of its portfolio companies. • Capital Southwest has filed a registration statement (which contains the prospectus) with the SEC for any offering to which this communication may relate and may file one or more prospectus supplements to the prospectus in the future. Before you invest in any of Capital Southwest's securities, you should read the registration statement and the applicable prospectus and prospectus supplement(s), including the information incorporated by reference therein, in order to fully understand all of the implications and risks of an offering of Capital Southwest's securities. You should also read other documents Capital Southwest has filed with the SEC for more complete information about Capital Southwest and any offering of its securities. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, Capital Southwest will arrange to send you any applicable prospectus and prospectus supplement(s) if you request such materials by calling us at (214) 238-5700. These materials are also made available, free of charge, on our website at www.capitalsouthwest.com. Information contained on our website is not incorporated by reference into this communication.

Page 3 • This presentation contains forward-looking statements relating to, among other things, the business, market conditions, financial condition and results of operations of Capital Southwest, the anticipated investment strategies and investments of Capital Southwest, and future market demand. Any statements that are not statements of historical fact are forward-looking statements. Forward-looking statements are often, but not always, preceded by, followed by, or include words such as "believe," "expect," "intend," "plan," "should" or similar words, phrases or expressions or the negative thereof. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Capital Southwest and speak only as of the date of this presentation. There are a number of risks and uncertainties that could cause Capital Southwest’s actual results to differ materially from the forward-looking statements included in this presentation. • These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; the impact of rising interest rates on Capital Southwest's business and its portfolio companies; the impact of supply chain constraints and labor difficulties on our portfolio companies; elevated levels of inflation and its impact on Capital Southwest's portfolio companies and the industries in which it invests; regulatory changes; tax treatment and general economic and business conditions; our ability to operate our wholly owned subsidiary, Capital Southwest SBIC I, LP, as a small business investment company ("SBIC"); and an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us. • For a further discussion of some of the risks and uncertainties applicable to Capital Southwest and its business, see Capital Southwest’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and its subsequent filings with the SEC. Other unknown or unpredictable factors could also have a material adverse effect on Capital Southwest’s actual future results, performance, or financial condition. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements. Capital Southwest does not assume any obligation to revise or to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, or otherwise, except as may be required by law. Forward-Looking Statements

Page 4 Summary Offering Terms Term Commentary Company: Capital Southwest Corporation Deal Size: $50 million (base-deal) Security: Notes due 2028 Price: $25.00 per note Rate: 7.75% area Moody’s Rating: Baa3 Optional Redemption: 2025 Maturity: 2028 Use of Proceeds: Repay indebtedness, make new portfolio investments and for general corporate purposes Bookrunners: Oppenheimer & Co., B. Riley Securities, Janney Montgomery Scott, Ladenburg Thalmann Co-Managers: InspereX, William Blair, ING Capital

Page 5 CSWC Senior Management Bowen S. Diehl • Joined Capital Southwest in March 2014 • Former Co-Head of Sponsor Finance Group at American Capital • 20+ years of investing experience in middle market debt and equity • BE – Vanderbilt University. MBA – UT Austin • Lives in Dallas with wife and three children Michael S. Sarner • Joined Capital Southwest in June 2015 • Former SVP Treasurer at American Capital • 20+ years of financial, treasury and BDC experience • BA – James Madison. MBA – George Washington University • Certified Public Accountant • Lives in Dallas with wife and three children

Page 6 • CSWC was formed in 1961, and elected to be regulated as a BDC in 1988 • Publicly-traded on Nasdaq: Common Stock (“CSWC”) • Internally Managed BDC with RIC tax treatment for U.S. federal income tax purposes • 26 employees based in Dallas, Texas • Total Balance Sheet Assets of $1.3 B as of March 31, 2023 • Operate Capital Southwest SBIC I, LP, a wholly-owned subsidiary • Manage I-45 Senior Loan Fund (“I-45 SLF”) in partnership with Main Street Capital (NYSE: “MAIN”) • Maintain investment grade issuer rating of Baa3 from Moody's Investor Service CSWC Company Overview CSWC is a middle-market lending firm focused on supporting the acquisition and growth of middle-market companies across the capital structure

Page 7 Pre-2015 Challenges Significant Market Discount to NAV • Until spin off announcement, CSWC traded at a significant discount to NAV • Virtually 100% of CSWC’s portfolio was invested in equity • There was significant concentration in two industrial companies, with very large embedded capital gains • Did not pay meaningful dividend (1) Average P/NAV from 1/2/08 to 9/30/14 Asset Allocation – 6/30/14 Whitmore $96 RectorSeal $289 Other $12 Publicly- Traded Equities $219 Cash $88 Debt $3 LP Interest $9 Other Equity $67 CSWI Assets ($ in millions)

Page 8 Publicly- Traded Equities $219 Cash $88 Debt $3 LP Interest $9 Other Equity $67 Solution: 2015 Tax Free Spin of Industrial Assets CSWC Pre-Spinoff - 6/30/14 CSWC Portfolio - 6/30/2014 (1) (1) 6/30/2014 portfolio mix is pro forma for the spin off of the CSW Industrials companies (2) Data from CapitalIQ on 5/10/2023 CSWI Assets $397 Publicly- Traded Equities $219 Cash $88 Debt $3 LP Interest $9 Other Equity $67 CSWC Assets ($ in millions) ($ in millions) CSW Industrials, Inc.(2) NASDAQ Ticker CSWI Market Cap $2.1 B Debt $344.0 MM Revenue $735.5 MM EBITDA $163.5 MM EBITDA Multiple 13.9x

Page 9 Portfolio Rotation to Income Generation 6/30/2014 (excl. CSWI Companies) 3/31/23 Investable Assets Since June 2014, CSWC transformed its investment portfolio from 1% in income earning assets to 88% as of March 2023 • Exited 24 pre-spin-off legacy portfolio equity investments, generating $288 MM in proceeds • Originated $2.1 B in 130 middle-market portfolio companies on balance sheet • Originated $642 MM in 133 middle-market credits within I-45 88% of Total Assets Generating Recurring Income

Page 10 CORE: Lower Middle Market (“LMM”): CSWC led or Club Deals ◦ Companies with EBITDA between $3 MM and $20 MM ◦ Typical leverage of 2.0x – 4.0x Debt to EBITDA through CSWC debt position ◦ Commitment size up to $35 MM with hold sizes generally $5 MM to $35 MM ◦ Both sponsored and non-sponsored deals ◦ Securities include first lien, unitranche, and second lien ◦ Frequently make equity co-investments alongside CSWC debt OPPORTUNISTIC: Upper Middle Market (“UMM”): Syndicated or Club, First and Second Lien ▪ Companies typically have in excess of $20 MM in EBITDA ▪ Typical leverage of 3.5x – 5.5x Debt to EBITDA through CSWC debt position ▪ Hold sizes generally $5 MM to $20 MM ▪ Floating rate first and second lien debt securities Credit Investment Strategy

Page 11 • Built investment and finance teams made up of people with long track records of investing in the middle market • Of the 26 employees, 24 joined CSWC since launching the middle market lending strategy • CSWC: Invested $2.1 B in 130 middle-market portfolio companies • 68 portfolio company exits generating proceeds of $798 MM and a weighted average IRR of 14.5% • I-45 SLF: Invested $642 MM in 133 middle-market credits • 90 exits generating proceeds of $438 MM and a weighted average IRR of 11.1% • Raised $400 MM Senior Secured Credit Facility, consisting of a syndicate of eleven banks • Issued $77.1 MM of 5.95% Five Year Unsecured Notes (“December 2022 Notes”) in December 2017 • Commenced Equity ATM Program in March 2019 • Raised $345 MM in gross proceeds at an average price of $20.75 since inception of Equity ATM Program • Issued $125 MM of 5.375% Five Year Unsecured Notes (“October 2024 Notes”) • Issued $140 MM of 4.50% Five Year Unsecured Notes (“January 2026 Notes”) • Issued $150 MM of 3.375% of Five Year Unsecured Notes (“October 2026 Notes”) • Raised $46 MM in gross proceeds through underwritten public equity offering in November 2022 • Received SBIC license and have received $130 MM in leverage commitments from the SBA • Total value creation of $12.38 per share (Net Asset Value + Cumulative Dividends Paid) since 9/30/2015 spin-off • Received Baa3 investment grade rating from Moody's Investors Service in March 2023 • Obtained Wall Street analyst coverage from seven firms Key Highlights since launch of Credit Strategy

Page 12 Fiscal Year 2023 Highlights Financial Highlights (1) Operating Leverage calculated as last twelve months operating expenses (excluding interest expense) divided by average annual assets • Investments at Fair Value of $1.2 B compared to $937 MM in prior year, an increase of 29% • Pre-Tax Net Investment Income increased to $2.30 per share from $1.90 per share in prior year, an increase of 21% • Paid Regular Dividends of $2.03 compared to $1.82 in prior year, an increase of 12% • Weighted Average Yield on Portfolio increased to 12.8% compared to 9.3% in prior year • Strengthened Balance Sheet through capital raising activities ◦ Raised $207 MM in gross equity proceeds at a weighted average price of $18.89, or 114% of the prevailing NAV per share ◦ Increased total commitments on Credit Facility to $400 MM from $335 MM in prior year ◦ Obtained additional $50 MM in leverage commitments during the year resulting in total of $130 MM in SBA approved leverage • Operating Leverage(1) improved to 1.9% as of 3/31/23 from 2.2% as of 3/31/22 • Regulatory Debt to Equity decreased to 0.88x as of 3/31/23 from 1.16x as of 3/31/22 • Received Baa3 investment grade rating from Moody's Investors Service in March 2023

Page 13 • Q4 2023 Pre-Tax Net Investment Income (“NII”) of $22.8 MM or $0.65 per share compared to $0.60 per share in the prior quarter, an increase of 8% • Paid $0.53 per share Regular Dividend and $0.05 per share Supplemental Dividend for the quarter ended March 31, 2023 ◦ Increased Regular Dividend to $0.54 per share for the quarter ending June 30, 2023, an increase of 1.9% compared to the prior quarter ◦ Declared Supplemental Dividend of $0.05 per share for the quarter ending June 30, 2023 • Investment Portfolio at Fair Value increased to $1.21 B from $1.15 B in prior quarter ◦ $67.3 MM in total new committed investments to five new portfolio companies and add-on commitments to nine existing portfolio companies ◦ $16.8 MM in total proceeds from one debt prepayment generating an IRR of 13.0% • Raised $29.2 MM in gross proceeds through Equity ATM Program during the quarter ◦ Sold shares at weighted-average price of $19.15 per share, or 118% of the prevailing NAV per share • Regulatory Debt to Equity decreased to 0.88x from 0.91x in prior quarter • $164 MM available on Credit Facility and $21.6 MM in cash and cash equivalents as of quarter end Q4 2023 Highlights Financial Highlights

Page 14 • In the last twelve months ended 3/31/2023, CSWC generated $2.30 per share in Pre-Tax NII and paid out $2.03 per share in Regular Dividends ◦ LTM Pre-Tax NII Regular Dividend Coverage of 113% • Cumulative Pre-Tax NII Regular Dividend Coverage of 108% since December 2015 • Total of $3.71 per share Special and Supplemental Dividends declared since December 2015 • Estimated Undistributed Taxable Income ("UTI") of $0.45 per share as of March 31, 2023 Track Record of Consistent Dividends Continues Dividend Yield – Quarterly Annualized Total Dividend / CSWC Share Price at Qtr. End 9.3% 9.6% 9.1% 9.4% 9.2% 24.0% 17.9% 15.1% 14.5% 11.5% 9.4% 9.1% 8.6% 15.3% 8.1% 13.7% 13.3% 13.0% 11.8%

Page 15 History of Value Creation Total Value (Net Asset Value + Cumulative Dividends Paid) Increase from Credit Strategy of $12.38 per share through 3/31/2023

Q4 2023 Originations

$67.3 MM in total new committed investments to five new portfolio companies and nine existing portfolio companies

- $59.6 MM funded at close

Portfolio Originations	Q4 2023					
Name	**Industry**	**Type**	**Total Debt Funded at Close ($000s)**	**Total Equity Funded at Close ($000s)**	**Unfunded Commitments at Close ($000s)**	**Debt Yield to Maturity**
C&M Conveyor, Inc. (DBA Innoveyance)	Business services	First Lien	$13,000	$—	$—	12.5%
Island Pump and Tank, LLC	Environmental services	First Lien / Equity	$9,000	$750	$1,500	13.1%
GPT Industries, LLC	Industrial products	First Lien / Equity	$6,150	$1,000	$3,000	12.3%
Cavalier Buyer, Inc. (DBA James River Cardiology)	Healthcare services	First Lien / Equity	$6,500	$625	$2,000	14.1%
Spectrum of Hope, LLC (DBA Kids SPOT)	Healthcare services	First Lien / Equity	$5,210	$1,000	$—	13.1%
Guardian Fleet Services, Inc.	Transportation & logistics	First Lien / Equity	$4,500	$1,500	$—	12.7%
Outerbox, LLC	Media & marketing	First Lien / Equity	$3,825	$131	$—	12.3%
Air Conditioning Specialist, Inc.	Consumer services	First Lien	$2,400	$—	$1,000	12.8%
NeuroPsychiatric Hospitals, LLC	Healthcare services	First Lien	$3,176	$—	$—	15.6%
Other Equity Co-Investments	Various	Equity	$—	$559	$—	N/A
AAC New Holdco Inc.	Healthcare services	First Lien	$266	$—	$200	18.0%
Total / Wtd. Avg			**$54,027**	**$5,565**	**$7,700**	**13.1%**

CSWC capital southwest

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Page 17 Portfolio Exits Q4 2023 Name Industry Type Net Proceeds ($000s) Realized Gain /(Loss) ($000s) IRR Amware Fulffillment LLC Distribution First Lien $16,838 $3 13.0% Total / Wtd. Avg $16,838 $3 13.0% Track Record of CSWC Exits Continues • During the quarter, CSWC exited one debt investment, generating proceeds of $16.8 MM and an IRR of 13.0% • Cumulative IRR of 14.5% on 68 portfolio company exits generating $798 MM in proceeds since launch of credit strategy in January 2015 $16.8 MM in total proceeds from one portfolio company exit

CSWC Investment Portfolio Composition

Maintaining appropriate portfolio leverage while receiving attractive risk-adjusted returns

Investment Portfolio - Statistics		
(in $000's)	**12/31/2022**	**3/31/2023**
	Total CSWC Portfolio	**Total CSWC Portfolio**
Number of Portfolio Companies	81	85
Total Cost	$1,083,712	$1,139,352
Total Fair Value	$1,102,421	$1,155,132
Average Hold Size Debt Investments (at Fair Value)	$13,382	$13,303
Average Hold Size Equity Investments (at Fair Value)	$2,336	$2,218
% First Lien Investments (at Fair Value)	86.5%	86.6%
% Second Lien Investments (at Fair Value)	3.2%	3.1%
% Subordinated Debt Investments (at Fair Value)	0.1%	0.1%
% Equity (at Fair Value) (1)	10.2%	10.2%
Wtd. Avg. Yield on Debt Investments (2)	12.0%	12.8%
Wtd. Avg. Yield on Total Investments (3)	11.7%	12.1%
Wtd. Avg. EBITDA of Issuer ($MM's) (4)	$22.1	$21.0
Wtd. Avg. Leverage through CSWC Security (5)	3.6x	4.0x

Note: All metrics above exclude the I-45 SLF

(1) At March 31, 2023 and December 31, 2022, we had equity ownership in approximately 62% and 59%, respectively, of our investments

(2) The weighted-average annual effective yields were computed using the effective interest rates during the quarter for all debt investments at cost as of March 31, 2023, including accretion of original issue discount but excluding fees payable upon repayment of the debt instruments

(3) The weighted average annual effective yields on total investments were calculated by dividing total investment income, exclusive of non-recurring fees, by average total investments at fair value

(4) Includes CSWC debt investments only. Weighted average EBITDA metric is calculated using investment cost basis weighting. For both quarters ended March 31, 2023 and December 31, 2022, nine portfolio companies are excluded from this calculation due to a reported debt to adjusted EBITDA ratio that was not meaningful

(5) Includes CSWC debt investments only. Calculated as the amount of each portfolio company's debt (including CSWC's position and debt senior or pari passu to CSWC's position, but excluding debt subordinated to CSWC's position) in the capital structure divided by each portfolio company's adjusted EBITDA. Weighted average leverage is calculated using investment cost basis weighting. For both quarters ended March 31, 2023 and December 31, 2022, nine portfolio companies are excluded from this calculation due to a reported debt to adjusted EBITDA ratio that was not meaningful

C S W C capital southwest

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Page 19 Approximately 96% of all debt investments are currently rated a "1" or "2" as credit portfolio continues to demonstrate strong performance Investment Rating 12/31/2022 Investment Rating Upgrades Investment Rating Downgrades 3/31/2023 # of Loans Fair Value ($MM) % of Portfolio (FV) # of Loans Fair Value ($MM) % of Portfolio (FV) # of Loans Fair Value ($MM) % of Portfolio (FV) # of Loans Fair Value ($MM) % of Portfolio (FV) 1 7 $118.0 11.9% 4 $52.3 5.0% — $— —% 10 $153.1 14.8% 2 77 $824.0 83.2% 2 $30.8 3.0% — $— —% 81 $839.5 80.9% 3 6 $48.0 4.9% — $— —% 2 $23.1 2.2% 5 $44.7 4.3% 4 3 $0.3 —% — $— —% 1 $0.0 —% 4 $0.3 —% Wtd. Avg. Investment Rating (at Cost) 1.96 1.93 Quarter-over-Quarter Investment Rating Migration

Page 20 Credit Portfolio Heavily Weighted Towards First Lien Investments 96% of credit portfolio in first lien senior secured loans with an average investment hold size of 1.3% as of 3/31/23 Credit Portfolio Heavily Weighted to First Lien 64% 28% 8% 82% 10% 8% 4% 10% 86% 90% 8% 2% 6% 92% 2% 93% 7% 96% 4% 43% 41% 16%

Page 21 CSWC Portfolio Mix as of March 31, 2023 at Fair Value Current Investment Portfolio (By Type) Current Investment Portfolio (By Industry) Current Investment Portfolio of $1.2 B continues to be diverse across industries (Note 1) I-45 SLF consists of 95% first lien senior secured debt (Note 2) Equity represents equity co-investments across 53 portfolio companies

Page 22 • Joint Venture with Main Street Capital Corporation (NASDAQ: “MAIN”) • Fund invests in predominately Upper Middle Market first lien loans • Total maximum fund size of ~$200 MM • Total Equity Commitment of $101 MM from CSWC (80%) and MAIN (20%) • Total Debt Commitment of $100 MM through Credit Facility led by Deutsche Bank • Recurring run-rate ROE to CSWC of ~15% at fair value, paid quarterly • CSWC and MAIN jointly control Board of Managers • Capital raising, fund tracking, monitoring, and financial reporting are managed by CSWC • Origination capabilities are a joint effort between CSWC and MAIN • All credit decisions are joint/unanimous between CSWC and MAIN • I-45 fully disclosed in CSWC financials, but “off-balance sheet” for purposes of BDC Regulatory Leverage Test Senior Loan Fund (“I-45”)

Page 23 I-45 SLF Portfolio Overview Current I-45 Portfolio (By Industry) I-45 SLF loan portfolio of $144 MM is 95% first lien senior secured debt with average hold size of 2.8% of the I-45 portfolio (1) For the quarter ended March 31, 2023, three portfolio companies are excluded from this calculation due to a reported debt to adjusted EBITDA ratio that was not meaningful (2) Through I-45 SLF security Telecommunications Services: Consumer Current I-45 Portfolio (By Type) I-45 Portfolio Statistics (In Thousands) 6/30/2022 9/30/2022 12/31/2022 3/31/2023 Total Investments at Fair Value $173,509 $168,610 $160,998 $143,712 Fund Leverage (Debt to Equity) at Fair Value 1.70x 1.73x 1.75x 1.34x Number of Issuers 39 39 39 36 Wtd. Avg. Issuer EBITDA (1) $78,190 $81,162 $81,865 $74,955 Avg. Investment Size as a % of Portfolio 2.6% 2.6% 2.6% 2.8% Wtd. Avg. Net Leverage on Investments (1)(2) 4.7x 4.4x 4.5x 4.8x Wtd. Avg. Spread to LIBOR / SOFR 6.1% 6.3% 6.3% 6.3% Wtd. Avg. Duration (Yrs) 3.5 3.3 2.9 2.6 Telecommunications Healthcare & Pharmaceuticals High Tech Industries Business Services 15% 14% 12% 9%7% Retail

Page 24 • $400 MM Credit Facility: led by ING Capital (eleven banks) • $235 MM drawn as of 3/31/23 • Matures August 2026; Term SOFR + 215 • $130 MM Leverage Commitment from SBIC • $120 MM in Debentures drawn as of 3/31/23 • $140 MM January 2026 Notes • Matures January 2026, 4.50% Fixed • $150 MM October 2026 Notes • Matures October 2026, 3.375% Fixed • Balance Sheet Cash: Approximately $22 MM as of 3/31/23 • $100 MM I-45 Credit Facility: led by Deutsche Bank (four banks) • $86 MM drawn as of 3/31/23 • Matures March 2026; S + 241 • Regulatory Leverage (Debt/Equity): 0.88x to 1.00x • Well below the current 2:1 regulatory limitation CSWC Capitalization

Page 25 Significant Unused Debt Capacity with Long-Term Duration Earliest debt maturity occurs in January 2026 Facility Total Commitments Interest Rate Maturity Principal Drawn Undrawn Commitment January 2026 Notes (1) $140.0 MM 4.50% January 2026 $140.0 MM N/A I-45 Credit Facility (2) $100.0 MM Term SOFR + 2.41% March 2026 $86.0 MM $14.0 MM Credit Facility $400.0 MM Term SOFR + 2.15% (3) August 2026 $235.0 MM $164.4 MM (4) October 2026 Notes (5) $150.0 MM 3.375% October 2026 $150.0 MM N/A SBA Debentures $130.0 MM 4.08% (6) September 2031 (7) $120.0 MM $10.0 MM (8) (1) Redeemable in whole or in part at any time prior to October 31, 2025, at par plus a "make whole" premium, and thereafter at par (2) CSWC owns 80% of the equity and 50% of the voting rights of I-45 SLF with a joint venture partner (3) Additional 0.10% adjustment for 1-month SOFR loans, and 0.15% adjustment for 3-month SOFR loans (4) Net of $0.6 MM in letters of credit outstanding (5) Redeemable in whole or in part at any time prior to July 1, 2026, at par plus a "make whole" premium, and thereafter at par (6) Weighted average interest rate of all pooled and unpooled SBA Debentures for the three months ended March 31, 2023 (7) First pooled SBA Debentures mature on September 1, 2031 (8) Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA Debentures with at least $87.5 million in regulatory capital, subject to SBA approval

Page 26 Internally Managed BDC Advantages • We operate under a shareholder friendly Internally Managed structure which: • Aligns management incentives with long term sustainable shareholder value creation • Historically has rewarded performing Internally Managed BDCs with price to book premiums of 0.5x versus Externally Managed peers • Incurs lower operating expenses versus the Externally Managed Structure • Average of 1.9%1 for Internally Managed BDCs vs. 3.0%1 for similarly sized Externally Managed BDCs • Management is targeting a long-term operating expense ratio of less than 2.0% of assets • LTM Operating Leverage of 1.9% as of 3/31/23 • Senior personnel and corporate infrastructure already in place; Management plans to conservatively add junior members to the team in lock step with growth in the asset base • With the passage of the BDC Modernization Act, virtually 100% of incremental levered returns will go directly to shareholders of Internally Managed BDCs in the form of dividends, while only a portion of the incremental levered returns will translate into increased dividends to shareholders of Externally Managed BDCs • Externally Managed BDCs pay incremental management and incentive fees on incremental dollars invested • Internally Managed BDCs do not have management or incentive fee structures (1) Internally managed BDCs include MAIN and HTGC. Externally Managed BDCs include 13 BDCs with approximately $900 MM - $1.9 B of assets

Page 27 Operating Leverage Trend Continue to realize operating efficiencies of internally managed structure Total Assets Operating Expenses(1) as % of Average Total Assets Note: Operating Leverage calculated as last twelve months operating expenses (excluding interest expense) divided by average annual assets (1) Operating expenses exclude interest expense

Page 28 NAV per Share Bridge for Quarter Ended 3/31/2023 Earnings / Dividends $0.07 per Share Investment Portfolio Valuation Change $(0.12) per Share Other Corporate $0.17 per Share Note: "Other Corporate" consists primarily of $0.06 per share in change in restoration plan liability

Page 29 Interest Rate Sensitivity Fixed vs. Floating Credit Portfolio Exposure (1) Note: Illustrative change in annual NII is based on a projection of CSWC’s existing debt investments as of 3/31/2023, adjusted only for changes in Base Interest Rate. Base Interest Rate used in this analysis is 3-Month LIBOR of 5.19% at 3/31/2023. The results of this analysis include the I-45 Senior Loan Fund, which is comprised of 98% floating rate debt assets and 100% floating rate liabilities (1) Portfolio Exposure includes I-45 SLF assets pro rata as a % of CSWC’s equity investment in the fund Change in Base Interest Rates Illustrative Annual NII Change ($'s) Illustrative Annual NII Change ($ Per Share) (200 bps) (16,942,166) (0.47) (150 bps) (12,706,625) (0.35) (100 bps) (8,471,083) (0.23) (50 bps) (4,235,542) (0.12) 50 bps 4,235,542 0.12

Page 30 Appendix A: Investment Team

Investment Team with Strong Credit Experience

Name	Title	Years Experience	Year Joined CSWC	Relevant Experience
Bowen Diehl	Chief Executive Officer / CIO	27	2014	- Managing Director and Co-Head of Sponsor Finance at American Capital - Merrill Lynch Investment Banking - Chase Securities Investment Banking
Josh Weinstein	Senior Managing Director	23	2015	- Principal at H.I.G. WhiteHorse - VP at WhiteHorse Capital Partners - Analyst at Morgan Stanley and Citigroup
Ryan Kelly	Managing Director	16	2010	- Analyst at Houlihan Lokey
Grant Eason	Principal	12	2019	- VP at Stonehenge Capital Company - Analyst at Stephens, Inc.
Spencer Klein	Principal	10	2015	- Analyst at J.P. Morgan
Will Riley	Vice President	5	2019	- Associate at PricewaterhouseCoopers
Garrett Hancock	Vice President	7	2022	- Analyst at Capital One - Analyst at Wintrust Financial Corporation
Matthew Silvey	Vice President	5	2023	- Sr Associate at Stellus Management - Analyst at J.P. Morgan
Bradley Forrest	Senior Associate	7	2021	- Associate at OFS Management - Associate at Park Cities Asset Management
Michael Bruley	Associate	4	2020	- Analyst at Rosewood Private Investments
Maggie Barbour	Associate	2	2021	- Analyst at Hudson Way Capital Partners
Brock Sutton	Associate	4	2023	- Associate at J.P. Morgan
David Evans	Analyst	1	2022	- Analyst at William C. Connor Investment Fund
Ryan Carricaburu	Analyst	1	2022	- Analyst at Crestline Investors Inc.
Matthew Saavedra	Analyst	1	2022	- Analyst at Houlihan Lokey

CSWC capital southwest
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Page 32 Appendix B: Underwriting & Portfolio Management

Page 33 Disciplined Investment Process: Investment Criteria Experienced Management Team with Meaningful Equity Ownership • Relevant experience and track record of success • Significant economic interest in the future success of the company Strong Competitive Position Sustainable Business Model Diversification of Customers and Suppliers Ability of Capital Structure to Sustain Economic Cycles Significant Equity Value Supporting Debt • Market leader, or at least a major player, in its business segments • Quantifiable competitive advantage versus their competitors with barriers to entry • Differentiated product and/or service that gives company a sustainable reason to exist • Leverageable cash flow with ability to maintain or grow margins • Inability for any one customer to significantly affect the company’s financial performance and ability to service debt • Sustainability of supply and cost of inputs • Capital structure appropriate for business model and industry • Downside scenario modeling proves ability to sustain economic cycles while servicing debt with leverage inside enterprise value • Significant underlying equity value to support debt in capital structure

Page 34 Disciplined Process: Focus on Capital Preservation • Extensive network of long standing private equity, intermediary, and co-lender relationships • Team effort led by senior members • Systematic CRM- driven relationship tracking • Emphasis on partnership-centric approach • Structural and size flexibility important to maintain relevance to sourcing network Sourcing • Review deal tear- sheets outlining investment theses and risks on weekly basis • Quick, thoughtful financing read to deal source • Rigorous analysis of opportunity with emphasis on downside scenario • Meet with management • Present credit case to IC; 12-20 page memo • Advance detailed term sheet • Continuous testing of investment theses and risk mitigates • Lead or piggyback third party diligence work on accounting, legal, operations, industry, key management, and projections • Visit key locations • 30-50 page final IC memo memorializes work and findings • Diligence reputations of transaction partners • Present to IC for final approval • Emphasis on covenants, voting rights, cash flow recapture, and incremental debt provisions • Overly borrower- friendly credit agreements will kill a deal • Team credit cycle experience critical to understanding how legal provisions are used during restructurings • Continuous communication on deal, no surprises • Monthly meeting to review all portfolio positions • Proactive dialogue with sponsor, credit facility agent, management, and industry relationships • Board seat or observer rights on lower middle market names • Quarterly portfolio valuations and covenant reviews Consistent, Downside-Focused, Risk-Return Centric Credit Approach Initial Evaluation Due Diligence & Underwriting Documentation & Closing Portfolio Management

Page 35 LTM Deal Pipeline as of 3/31/23 Total Deals Reviewed 869 Indicative Terms Submitted 216 Initial IC Review 47 Diligence & Final IC Approval 21 21 Portfolio Investments & 34 Add-Ons / Upsizes $465.4mm Invested 869 deals reviewed, $465.4 million closed in LTM ending 3/31/23 Lower Middle Market Total Deals Reviewed 0 Preliminary Due Diligence 0 IC Review 0 Commitment / Bid 0 Upper Middle Market (Syndicated/ Clubs) 0 Portfolio Investment $0.0mm Invested

Page 36 CSWC Taps Into a Broad Network of Deal Sources Intermediaries and Lending Partners Private Equity

Page 37 • Team-based approach with objectives to: • Continually evaluate portfolio • Identify potential problems early • Prompt deal teams to proactively address issues • Monitoring mechanisms • Monthly/quarterly financials • Regular communication with management/sponsor/agent • Board observation/membership rights in direct deals • Investment team meeting • Review package of credit portfolio tracker reports for each investment • Discuss performance and issues for each deal • Assign follow-up duties to team overseeing struggling positions • Assign and monitor 1 to 4 Investment Rating for each debt investment • 1 represents material outperformance, 4 represents material underperformance • Senior executives will be involved day-to-day on workouts Portfolio Monitoring Process Example Monthly Portfolio Tracker

Page 38 Valuation Methodologies Utilized: • DCF • Comparable Public Companies • Comparable Transactions • Market Yield Pricing Analysis • Market Quotes • Third Party Offers • Liquidation Value • Option Pricing Models Step 3 Valuation Team reviews preliminary internal valuation results with CFO Valuation Process Overview Final Valuation Committee Sign-offs Step 1 Portfolio Review Trackers updated by Deal Teams Step 2 Valuation Team updates valuation models and begins valuation analysis Step 5 Valuation Committee Meeting (Sr. Management, Finance, and Accounting) Audit Committee/ Board of Directors Begin Valuing Valuation Review 1Update Models Valuation Meeting Step 6 Final Review and Sign-off by Valuation Committee and Auditors 3rd Party Review Step 4 3rd Party Valuation Consultants review selected investments and provide valuation ranges Step 7 Board of Directors Risk Management Review with Chairman of Valuation Committee

Page 39 Appendix C: Financial Statements

Page 40 Balance Sheet (In Thousands, except per share amounts) Quarter Ended 6/30/22 Quarter Ended 9/30/22 Quarter Ended 12/31/22 Quarter Ended 3/31/23 Assets Portfolio Investments $1,006,640 $1,056,931 $1,150,046 $1,206,388 Cash & Cash Equivalents 18,770 30,238 21,686 21,585 Other Assets 28,549 26,002 30,425 29,711 Total Assets $1,053,959 $1,113,171 $1,202,157 $1,257,684 Liabilities SBA Debentures $77,461 $77,553 $100,582 $116,330 January 2026 Notes 138,798 138,883 138,967 139,051 October 2026 Notes 146,708 146,893 147,078 147,263 Credit Facility 215,000 240,000 225,000 235,000 Other Liabilities 23,007 34,118 29,043 29,632 Total Liabilities $600,974 $637,447 $640,670 $667,276 Shareholders Equity Net Asset Value $452,985 $475,724 $561,487 $590,408 Net Asset Value per Share $16.54 $16.53 $16.25 $16.37 Regulatory Debt to Equity 1.10x 1.11x 0.91x 0.88x

Page 41 Income Statement (In Thousands, except per share amounts) Quarter Ended 6/30/22 Quarter Ended 9/30/22 Quarter Ended 12/31/22 Quarter Ended 3/31/23 Investment Income Interest Income $18,260 $22,119 $27,639 $31,622 PIK Interest Income 687 1,384 1,501 1,870 Dividend Income 2,186 2,527 2,382 2,207 Fees and Other Income 1,410 769 1,244 1,493 Total Investment Income $22,543 $26,799 $32,766 $37,192 Expenses Cash Compensation $1,542 $2,254 $3,381 $2,693 Share Based Compensation 821 1,060 992 832 General & Administrative 2,066 1,878 1,777 2,091 Total Expenses (excluding Interest) $4,429 $5,192 $6,150 $5,616 Interest Expense $5,484 $6,629 $7,937 $8,823 Pre-Tax Net Investment Income $12,630 $14,978 $18,679 $22,753 Gains / Losses and Taxes Net Realized and Unrealized Gains (Losses) $(9,928) $(4,986) $(16,476) $(4,228) Income Tax (Expense) / Benefit (192) (534) 746 (349) Net increase in Net Assets Resulting from Operations $2,510 $9,458 $2,949 $18,176 Weighted Average Diluted Shares Outstanding 25,514 27,988 31,381 35,244 Pre-Tax NII Per Diluted Weighted Average Share $0.50 $0.54 $0.60 $0.65 Net Increase in Net Assets Per Dil. Wtd. Average Share $0.10 $0.34 $0.09 $0.52

Portfolio Statistics

Continuing to build a well performing credit portfolio

(In Thousands)	Quarter Ended 6/30/22	Quarter Ended 9/30/22	Quarter Ended 12/31/22	Quarter Ended 3/31/23
Portfolio Statistics				
Fair Value of Debt Investments	$865,432	$903,451	$990,298	$1,037,595
Average Debt Investment Hold Size	$12,727	$12,906	$13,382	$13,303
Fair Value of Debt Investments as a % of Par	97%	96%	96%	96%
% of Investment Portfolio on Non-Accrual (at Fair Value)	1.6%	0.9%	0.3%	0.3%
Weighted Average Investment Rating (1)	1.98	1.95	1.96	1.93
Weighted Average Yield on Debt Investments	9.31%	10.59%	11.97%	12.78%
Fair Value of All Portfolio Investments	$1,006,640	$1,056,931	$1,150,046	$1,206,388
Weighted Average Yield on all Portfolio Investments	9.11%	10.29%	11.70%	12.11%
Investment Mix (Debt vs. Equity) (2)(3)	91% / 9%	91% / 9%	90% / 10%	90% / 10%

(1) CSWC utilizes an internal 1 - 4 investment rating system in which 1 represents material outperformance and 4 represents material underperformance. All new investments are initially set to 2. Weighted average investment rating calculated at cost
(2) Excludes CSWC equity investment in I-45 SLF
(3) At Fair Value

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Page 43 Investment Income Detail Constructing a portfolio of investments with recurring cash yield (In Thousands) Quarter Ended 6/30/22 Quarter Ended 9/30/22 Quarter Ended 12/31/22 Quarter Ended 3/31/23 Investment Income Breakdown Cash Interest $17,414 $21,173 $26,619 $30,712 Cash Dividends 2,186 2,527 2,382 2,208 PIK Income 687 1,384 1,501 1,869 Amortization of Purchase Discounts and Fees 848 963 1,062 969 Management/Admin Fees 264 329 310 369 Prepayment Fees & Other Income 1,144 423 892 1,066 Total Investment Income $22,543 $26,799 $32,766 $37,193 Key Metrics Cash Income as a % of Investment Income (1) 97% 95% 95% 95% % of Total Investment Income that is Recurring 95% 98% 97% 97% (1) Includes Purchase Discounts and Fees previously received in cash

Page 44 Key Financial Metrics Strong Pre-Tax Net Investment Income and Dividend Yield driven by net portfolio growth and investment performance (1) Return on Equity is calculated as the quarterly annualized Pre-Tax NII, Realized Earnings, or Total Earnings, respectively, divided by equity at the end of the prior quarter Quarter Ended 6/30/22 Quarter Ended 9/30/22 Quarter Ended 12/31/22 Quarter Ended 3/31/23 Key Financial Metrics Pre-Tax Net Investment Income Per Wtd Avg Diluted Share $0.50 $0.54 $0.60 $0.65 Pre-Tax Net Investment Income Return on Equity (ROE)(1) 11.74% 12.94% 14.40% 15.89% Realized Earnings Per Wtd Avg Diluted Share $0.58 $0.21 $0.27 $0.65 Realized Earnings Return on Equity (ROE)(1) 13.72% 5.02% 6.43% 15.91% Earnings Per Wtd Avg Diluted Share $0.10 $0.34 $0.09 $0.52 Earnings Return on Equity (ROE)(1) 2.33% 8.17% 2.27% 12.69% Regular Dividends per Share $0.48 $0.50 $0.52 $0.53 Supplemental / Special Dividends per Share $0.15 $— $0.05 $0.05 Total Dividends per Share $0.63 $0.50 $0.57 $0.58

Corporate Information

Board of Directors
Inside Director
Bowen S. Diehl
Independent Directors
David R. Brooks
Christine S. Battist
Jack D. Furst
William R. Thomas
Ramona Rogers-Windsor

Senior Management
Bowen S. Diehl
President & Chief Executive Officer
Michael S. Sarner
Chief Financial Officer, Secretary & Treasurer
Joshua S. Weinstein
Senior Managing Director

Fiscal Year End
March 31

Independent Auditor
RSM US LLP Chicago, IL

Corporate Counsel
Eversheds Sutherland (US) LLP

Corporate Offices & Website
8333 Douglas Avenue
Suite 1100
Dallas, TX 75225
http://www.capitalsouthwest.com

Investor Relations
Michael S. Sarner
Capital Southwest
214-884-3829
msarner@capitalsouthwest.com

Securities Listing
Nasdaq: "CSWC" (Common Stock)

Transfer Agent
American Stock Transfer & Trust Company, LLC
800-937-5449
www.amstock.com

Industry Analyst Coverage		
Firm	**Analyst**	**Contact Information**
Ladenburg Thalmann & Co., Inc.	Mickey M. Schleien, CFA	Direct: 305-572-4131
JMP Securities, LLC	Devin Ryan	Direct: 415-835-8900
Hovde Group	Erik Zwick	Direct: 617-510-1239
Jefferies, LLC	Kyle Joseph	Direct: 510-418-0754
Raymond James & Associates	Robert Dodd	Direct: 901-579-4560
Oppenheimer & Co., Inc.	Mitchel Penn	Direct: 212-667-7136
UBS Securities, LLC	Vilas Abraham	Direct: 212-713-3241

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